Exhibit 10.1
AMENDED and RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“AGREEMENT”), dated as of November 28, 2007 (the “EFFECTIVE DATE”), by and among US AIRWAYS GROUP, INC., a Delaware corporation (“GROUP”), US AIRWAYS, INC., a Delaware corporation and a wholly-owned subsidiary of Group (“AIRWAYS”, and, together with Group, “EMPLOYERS” and individually, an “EMPLOYER”), and W. DOUGLAS PARKER (“PARKER”).
     WHEREAS, Parker is currently serving as Chairman and Chief Executive Officer of Group and Airways;
     WHEREAS, the Employers and Parker initially formalized the terms of the employment relationship in this Agreement effective February 24, 2004;
     WHEREAS, the Employers and Parker desire to amend the Agreement in order to extend the term of the Agreement as well as to bring the Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and to make certain other changes;
     WHEREAS, the Employers and Parker wish to formalize such extension and revisions to the Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATIONS
1.1	DEFINITIONS
          For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following respective meanings:
     “ACCOUNTING FIRM” shall have the meaning specified in Section 4.6(a).
     “ADMINISTRATOR” shall have the meaning specified in Section 6.1.
     “ANNUAL AWARD” shall have the meaning specified in Section 3.2.
     “ARBITRATORS” shall have the meaning specified in Section 6.1.
     “BASE SALARY” shall have the meaning specified in Section 3.1.
     “BOARD” shall mean the Board of Directors of Group.

     “CEO” shall mean, when used with reference to any Constituent Company, the chief executive officer of such Constituent Company.
     “CHAIRMAN” shall mean, when used with reference to any Constituent Company, the Chairman of the board of directors of such Constituent Company.
     Subject to the terms of Section 7.8(a) below, “CHANGE IN CONTROL” shall occur on the first date after the Effective Date that any of the following occur:
          (i) Within any 12-month period, the individuals who constitute the Board at the beginning of such period (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Group’ stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or
          (ii) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Employers, acquires (directly or indirectly) the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of Group or Airways entitled to vote generally in the election of directors (“Voting Power”); or
          (iii) Group or Airways shall consummate a merger, consolidation or reorganization of Group or Airways or any other similar transaction or series of related transactions (collectively, a “Transaction”) other than (A) a Transaction in which the voting securities of Group or Airways outstanding immediately prior thereto become (by operation of law), or are converted into or exchanged for, voting securities of the surviving corporation or its parent corporation immediately after such Transaction that are owned by the same person or entity or persons or entities as immediately prior thereto and possess at least 50% of the Voting Power held by the voting securities of the surviving corporation or its parent corporation, or (B) a Transaction effected to implement a recapitalization of Group or Airways (or similar transaction) in which no person (excluding Group or Airways or any person who held more than 50% of the Voting Power immediately prior to such Transaction) acquires more than 50% of the Voting Power; or
          (iv) Group or Airways shall sell or otherwise dispose of, or consummate a transaction or series of related transactions providing for the sale or other disposition of, all or substantially all of the stock or assets of Airways or shall enter into a plan for the complete liquidation of either Group or Airways.
     “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     “CODE” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder as in effect from time to time.
     “CONFIDENTIAL INFORMATION” shall have the meaning specified in Section 5.1(a).

     “CONSTITUENT COMPANIES” shall mean, collectively, Group and Airways and all other direct or indirect subsidiaries of Group.
     “DISABILITY” shall mean a physical or mental condition of Parker that, in the good faith judgment of not less than a majority of the entire membership of the Board, based upon certification by a licensed physician reasonably acceptable to Parker and the Board, (i) prevents Parker from being able to perform the essential functions of the services required under this Agreement, (ii) has continued for a period of at least six months during any period of twelve consecutive months and (iii) is expected to continue.
     “DISPUTE” shall have the meaning specified in Section 6.1.
     “EMPLOYMENT PERIOD” shall mean the period commencing on the Effective Date and ending on the Expiration Date; provided, however, that if either Group or Parker gives a Notice of Termination pursuant to Section 4.1 or 4.2, then the Employment Period shall not extend beyond the relevant Termination Date.
     “EXCHANGE ACT” shall mean the Securities Exchange Act of 1934, as amended.
     “EXCISE TAX” shall have the meaning specified in Section 4.6.
     “EXPIRATION DATE” shall mean December 31, 2011; provided, however, that commencing on January 1, 2011 and on each January 1 thereafter, the Expiration Date shall automatically be extended one additional year unless, not later than the September 30 prior to such January 1, either party shall give written notice to the other party that the Expiration Date shall cease to be so extended.
     “GROSS-UP PAYMENT” shall have the meaning specified in Section 4.6.
     “GOOD REASON” shall mean any of the following actions or failures to act, but in each case only if it occurs during the Employment Period and then only if it is not consented to by Parker in writing:
          (i) a material diminution by an Employer in the nature or scope of Parker’s applicable titles, positions, functions, duties or responsibilities described in Section 2.2, including any change which would alter Parker’s reporting responsibilities described in Section 2.2; provided, however, that each such alteration shall cease to be a Good Reason on the date that is 180 days after the occurrence of such alteration unless, prior to such date, Parker gives a Notice of Termination pursuant to Section 4.1 on account of such alteration;
          (ii) the failure of an Employer to perform any of its obligations under this Agreement in any material regard, including without limitation:
     (A) a failure to perform an obligation under Section 3 hereof,
     (B) the failure of an Employer to obtain any assumption agreement required by Section 7.5(a),

     (C) the failure of an Employer to elect or re-elect, or to appoint or re-appoint, Parker to the applicable offices described in paragraphs (a) or (b) of Section 2.2, or
     (D) the failure of Parker to be elected or appointed, or to be re-elected or re-appointed, as Chairman of either Employer as contemplated by Section 2.2, but only if such failure shall continue unremedied for more than 30 days after written notice detailing such failure is given by Parker to Group;
          (iii) the relocation of the principal executive offices of an Employer outside the greater Phoenix, Arizona metropolitan area or an Employer’s requiring Parker to be based other than at such principal executive offices; provided, however, that such relocation shall cease to be a Good Reason on the date that is 180 days after the occurrence of such relocation unless, prior to such date, Parker gives a Notice of Termination pursuant to Section 4.1 on account of such relocation;
     “INCENTIVE EQUITY PLANS” shall mean the America West 1994 Incentive Equity Plan, the America West 2002 Incentive Equity Plan, and the US Airways Group, Inc. 2005 Equity Incentive Plan, as amended from time to time, or any successor and future equity-based plans.
     “LTIP” shall mean the America West Airlines Performance-Based Award Plan, which became effective as of January 1, 2003; the US Airways Group, Inc. Performance-Based Award Plan, which became effective as of November 2, 2005; the US Airways Group, Inc. 2007 Performance-Based Award Program, which became effective March 26, 2007; or any successor and future long-term cash incentive programs.
     Subject to the terms of Section 7.8(a) below, “MISCONDUCT” shall mean one or more of the following:
          (i) the willful and continued failure by Parker to perform his duties described in Section 2.2 (other than any such failure resulting from Parker’s incapacity due to physical or mental illness) after written notice of such failure has been given to Parker by Group and Parker has had a reasonable period (but not more than 60 days) after receipt of such notice to correct such failure;
          (ii) the willful commission by Parker of any act that is both dishonest and demonstrably injurious to any Constituent Company (monetarily or otherwise) in any material respect;
          (iii) the conviction of Parker for a felony offense involving moral turpitude; or
          (iv) a material breach by Parker of any of the covenants set forth in this Agreement (other than Section 2.2), but only if such breach shall continue unremedied for more than 15 days after written notice thereof is given to Parker by Group.

     “NOTICE OF TERMINATION” shall mean a notice terminating Parker’s employment in accordance with Section 4.1 or 4.2.
     “PAYMENT” shall have the meaning specified in Section 4.6.
     “PERSON” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust and an unincorporated organization.
     “RESTRICTED PERIOD” shall have the meaning specified in Section 5.2(a).
     “SECURITIES ACT” shall mean the Securities Act of 1933, as amended.
     “TERMINATION” or “TERMINATED” means the termination of Parker’s employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A of the Code.
     “TERMINATION DATE” shall mean either the Termination date specified in a Notice of Termination delivered in accordance with Section 4.1 or 4.2 or the Expiration Date, as applicable.
     “UNDERPAYMENT” shall have the meaning specified in Section 4.6(a).
1.2	INTERPRETATIONS
          (a) In this Agreement, unless a clear contrary intention appears, the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) reference to any Article or Section means such Article or Section hereof, (iii) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term, and (iv) where any provision of this Agreement refers to action to be taken by any party, or which such party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such party.
          (b) The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
          (c) No provision of this Agreement shall be interpreted or construed against any party solely because that party or its legal representative drafted such provision.
ARTICLE 2
EMPLOYMENT; TERM; POSITIONS AND DUTIES
2.1	EMPLOYMENT; TERM
          Each Employer hereby employs Parker in the executive capacities set forth herein and Parker hereby accepts employment by each Employer, in each case on the terms and conditions, and for the consideration, set forth in this Agreement. Parker’s employment hereunder shall commence on the Effective Date and shall terminate on the Expiration Date, unless earlier Terminated as provided in Article 4.
2.2	POSITIONS AND DUTIES
          (a) While employed hereunder, Parker shall serve as Chairman and CEO of Group and shall have and may exercise all of the powers, functions, duties and responsibilities normally attributable to such positions, including such powers, duties and responsibilities as are set forth with respect to such positions in the certificate of incorporation and bylaws (as from time to time in effect) of Group.
          (b) While employed hereunder, Parker shall serve as Chairman and CEO of Airways and shall have and may exercise all of the powers, functions, duties and responsibilities normally attributable to such position, including such powers, duties and responsibilities as are set forth with respect to such position in the certificate of incorporation and bylaws (as from time to time in effect) of Airways.
          (c) Parker shall have such additional duties and responsibilities commensurate with the positions referred to above as from time to time may be reasonably assigned to him by the Board.
          (d) While employed hereunder, Parker shall report directly and exclusively to the Board and shall observe and comply with all lawful policies, directions and instructions of the Board that are consistent with paragraphs (a), (b) and (c) above. Parker acknowledges and agrees that the obligation to respond to inquiries and requests made by duly appointed committees of the Board is within the scope of his responsibilities as Chairman and CEO.
          (e) During the Employment Period, the president, the chief operating officer, the chief financial officer, the chief legal officer, the chief marketing officer, the chief public affairs officer of each of Airways and Group, respectively, and such other officers as the Board and Parker shall mutually agree, shall report directly to Parker or to such other executive officer as Parker may designate.
          (f) The Employers agree to use their best efforts to cause Parker to be elected or appointed, or re-elected or re-appointed, as Chairman of each Employer at all times during the Employment Period.
          (g) While employed hereunder, Parker agrees to devote substantially all of his business time, attention, skill and efforts to the faithful and efficient performance of his duties hereunder as Chairman and CEO of Group and as Chairman and CEO of Airways; provided, however, that Parker may engage in the following activities so long as they do not interfere in any material respect with the performance of Parker’s duties and responsibilities hereunder: (i) serve on corporate boards or committees with respect to which the Board shall have given its prior approval, which approval shall not be unreasonably withheld, (ii) serve on civic or charitable boards or committees, (iii) engage in community affairs or charitable endeavors, (iv) manage his personal finances, investments and other matters, and (v) deliver lectures, fulfill speaking engagements or teach on a part-time basis at educational institutions.

2.3	PLACE OF EMPLOYMENT
          Parker’s place of employment hereunder shall be at Group’s principal executive offices.
ARTICLE 3
COMPENSATION AND BENEFITS
3.1	BASE SALARY
          (a) For services rendered by Parker under this Agreement, Employers shall pay to Parker an annual cash base salary in the amount of $550,000 (as increased from time to time under paragraph (b) below, the “BASE SALARY”), effective from and after the Effective Date and for the remainder of his employment hereunder. The Base Salary shall be payable as earned during the Employment Period at such time and in such manner consistent with the Employer’s payroll practices for other senior executives.
          (b) The Base Salary shall be reviewed at least annually at such time or times as the salaries of other senior executives of the Employers as a group are reviewed, and may be increased, but not decreased, by the Compensation and Human Resources Committee of the Board (or such other committee as may be appointed by the Board with such authority) at any time or from time to time as such committee may deem appropriate.
3.2	INCENTIVE COMPENSATION AWARDS
          (a) With respect to each full or partial fiscal year occurring during the Employment Period, beginning with the fiscal year ending December 31, 2007, Parker shall be eligible to receive in addition to the Base Salary an annual incentive compensation award (the “ANNUAL AWARD”) for services rendered during such full or partial fiscal year, subject to the terms and conditions of the Employers’ annual incentive compensation plan as in effect from time to time. The amount of the Annual Award, if any, with respect to any fiscal year shall be based upon performance targets and award levels determined, in consultation with Parker, by and in the sole discretion of the Board, the Compensation and Human Resources Committee or such other committee as may be appointed by the Board with such authority, in accordance with the Employers’ annual incentive compensation plan as in effect from time to time; provided, however, that for each fiscal year the target award levels with respect to Parker shall be established in such a manner as to provide Parker with the opportunity to earn an Annual Award of at least 80% of his Base Salary, assuming performance at the target level, and a maximum Annual Award opportunity of 160% of his Base Salary, assuming performance at an extraordinary level in excess of the target level, for such fiscal year (pro rated for any partial fiscal year). Annual Awards shall be paid in, and on or before March 15th, of the calendar year following the calendar year to which the Annual Award relates, unless otherwise deferred in accordance with the terms of the Employers’ deferred compensation plans.
          (b) With respect to the LTIP, the parties acknowledge and agree that during the Employment Period, Parker will participate in each “Performance Cycle” and “Transition Performance Cycle,” as such terms are defined in the LTIP, that commences under the LTIP at the award level applicable to the Chief Executive Officer of Group or Airways, as applicable. Except as otherwise expressly set forth in this Agreement, the terms of Parker’s awards under the LTIP will be governed in accordance with the terms of the LTIP, as in effect from time to time.
3.3	STOCK INCENTIVE AWARDS
          Parker shall be granted equity-based incentive awards, including stock options, stock appreciation rights and restricted stock units, commensurate with his status as the most senior executive officer of the Employers pursuant to the Incentive Equity Plans, at such time or times as equity-based incentive grants are made to other senior executives of the Employers as a group (but excluding special grants associated with or attributable to new hires, promotions and other individual retention decisions). Parker acknowledges that the decision to make such awards to senior executives of the Employers generally shall be made by and in the sole discretion of the Compensation and Human Resources Committee, or such other committee as may be appointed by the Board with such authority.
3.4	OTHER INCENTIVE COMPENSATION AND BENEFITS
          In addition to the incentive and equity compensation that Parker becomes entitled to receive under Sections 3.2 and 3.3 above, Parker shall be granted additional grants of equity compensation and other annual and long-term incentive compensation, commensurate with his status as the most senior executive officer of the Employers at such time or times as such awards are made to other senior executives of the Employers as a group (but excluding special grants associated with or attributable to new hires, promotions and other individual retention decisions). Parker acknowledges that the decision to make such grants or awards to senior executives of the Employers shall be made by and in the sole discretion of the Compensation and Human Resources Committee, or such other committee as may be appointed by the Board with such authority.
3.5	LIFE INSURANCE
          During the Employment Period, Employers agree to maintain, at all times and without premium cost to Parker, a term life insurance policy on the life of Parker in the amount of $2 million, the proceeds of which, in the event of Parker’s death, shall be payable to one or more beneficiaries designated by Parker or, in the absence of any such designation, to his estate. Such policy shall be issued by a solvent insurance company reasonably acceptable to Parker.
3.6	OFFICE SPACE; STAFFING; SERVICES
          During the Employment Period, Employers shall provide Parker with office space, secretarial and other support staff and administrative services necessary to enable Parker to perform his duties and responsibilities under this Agreement and as appropriate for a senior executive of Parker’s status.
3.7	BUSINESS EXPENSES
          Each Employer shall, in accordance with the rules and policies that it may establish from time to time for senior executives, reimburse Parker (without duplication) for business expenses reasonably incurred in the performance of Parker’s duties hereunder. It is understood that Parker is authorized to incur reasonable business expenses for promoting the businesses and reputations of the Constituent Companies, including reasonable expenditures for travel, lodging, meals and client and/or business associate entertainment. Requests for reimbursement for such expenses must be accompanied by appropriate documentation. Reimbursement shall be made as soon as practicable after a request for reimbursement is received by an Employer, but in no event later than the last day of the calendar year next following the calendar year in which the expense is incurred.
3.8	OTHER BENEFITS
          Parker shall be entitled to receive all benefits and other perquisites that may be offered by the Employers to their senior executives as a group, including, (i) participation in the various employee benefit plans or programs provided to senior executives of Employers in general (including life insurance and disability insurance programs), subject to meeting the eligibility requirements with respect to each of such benefit plans or programs, (ii) tax/financial planning assistance, (iii) on-line and interline, positive space travel privileges, (iv) participation in Employers’ severance payment policies or plans for executives in general, provided that the form and timing of any payment of such severance shall be that as set forth herein and not in any other such policy or plan unless such policy or plan specifically (citing this Section and Section 7.8 hereof) provides otherwise, and (v) participation in Employers’ retiree medical insurance programs, subject to meeting the eligibility requirements of such programs. In addition, the Employers shall reimburse Parker for membership fees and dues for up to two (2) clubs that Parker may choose to join, in his sole discretion. However, nothing in this Section 3.8 shall be deemed to prohibit Employers from making any changes in any of the plans, programs or benefits described herein, provided the change similarly affects all senior executives of Employers.
          Reimbursement of club membership fees and dues shall be made as soon as practicable after the request (accompanied by appropriate documentation) for reimbursement is received by the Employers, but in no event later than the last day of the calendar year next following the calendar year in which the fees and dues are incurred. Except as provided in Article 4, the benefits described in the preceding paragraph shall only be provided during the Employment Period, except with respect to the benefit described in clause (v), which shall be provided following the expiration of the Employment Period, subject to the terms of such programs and Parker meeting the eligibility requirements of such programs.
3.9	ATTORNEYS’ FEES
          Group shall pay, or reimburse Parker for, reasonable attorneys’ fees and associated costs incurred by Parker in connection with the negotiation and execution of this Agreement and in connection with any amendment to this Agreement during the Employment Period. Reimbursement shall be made as soon as practicable after a request (accompanied by appropriate documentation) for reimbursement is received by Group, but in no event later than the last day of the calendar year next following the calendar year in which the fees and costs are incurred.

3.10	NO DIRECTOR FEES
          In no event shall Parker be entitled to receive any additional compensation for serving as a director of any Constituent Company during the Employment Period.
ARTICLE 4
CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT
4.1	TERMINATION BY PARKER
          Parker may, at any time prior to the Expiration Date, terminate his employment hereunder for any reason by delivering a Notice of Termination to the Board. Any such Notice of Termination shall specify a Termination Date not less than 30 or more than 60 days after the date such notice is given; provided, however, that if the Notice of Termination purports to terminate Parker’s employment for Good Reason, it shall set forth in reasonable detail the reason for such Termination and the facts and circumstances claimed to provide a basis for such Termination, and shall specify a Termination Date (subject to any applicable periods during which Group may cure the circumstances of the alleged Good Reason event) not less than 5 or more than 30 days after the date such notice is given.
4.2	TERMINATION BY GROUP
          Group may, at any time prior to the Expiration Date, terminate Parker’s employment hereunder for any reason by delivering a Notice of Termination to Parker; provided, however, that in no event shall Group be entitled to terminate Parker’s employment hereunder prior to the Expiration Date unless (i) the Board shall duly adopt, by the affirmative vote of at least a majority of the entire membership of the Board (other than Parker) at a duly convened meeting at which a quorum is present, a resolution authorizing such Termination, and (ii) Parker shall have been offered an opportunity to address the Board at such meeting (or at a prior meeting at which his proposed Termination is discussed) before any such resolution is finally adopted. Any such Notice of Termination delivered under this Section 4.2 shall specify a Termination Date, which may be immediate or may be up to 60 days after the date such notice is given. If the Notice of Termination purports to terminate Parker’s employment for Misconduct, it shall set forth in reasonable detail the reason for such Termination and the facts and circumstances claimed to provide a basis for such Termination, and shall specify as the Termination Date the date such notice is given (subject to any applicable periods during which Parker may cure the circumstances of the alleged Misconduct) or any subsequent date up to the date 30 days after the date such notice is given.
4.3	PAYMENT OF ACCRUED BASE SALARY, VACATION PAY, ETC.
          Promptly upon the Termination of Parker’s employment hereunder for any reason, including Parker’s death, Misconduct or Disability, Employers shall pay to Parker a lump sum amount for (i) any unpaid Base Salary earned hereunder prior to the Termination Date, (ii) all unused vacation time accrued by Parker as of the Termination Date in accordance with Employers’ vacation policies for senior executives, (iii) all unpaid benefits earned by Parker as of the Termination Date under any and all incentive compensation plans or programs of

Employers, (iv) all amounts owing to Parker under Section 3.7 and (v) any additional amounts or benefits which may be required to be paid in a lump sum by applicable law or under the terms of the applicable plans. Amounts described in clauses (i), (ii) and (iv) above shall be paid in a lump sum within 30 days following Parker’s Termination Date. Amounts described in clauses (iii) and (v) above shall be paid in accordance with Section 4.4(g) hereof.
4.4	OTHER TERMINATION BENEFITS AND PRIVILEGES
          The following provisions shall apply to (i) any Termination by Parker of his employment hereunder for any reason within 24 months following the date of a Change in Control, (ii) any Termination by Parker of his employment hereunder for Good Reason, (iii) any Termination by Group of Parker’s employment hereunder for any reason other than Parker’s Misconduct, (iv) any Termination of Parker’s employment hereunder upon the Expiration Date following the delivery to Parker by an Employer of written notice that the Expiration Date will not be extended, (v) any Termination of Parker’s employment hereunder on account of his Disability, or (vi) any Termination of Parker’s employment hereunder on account of his death:
          (a) SEVERANCE PAYMENT. In the event the Termination is described in clause (i), (ii) or (iii) above, Employers shall pay to Parker a severance payment (in cash or other immediately available funds) in an amount equal to two times the sum of (A) Parker’s current Base Salary plus (B) the greater of (I) the average Annual Award paid or payable to Parker with respect to the three calendar years ending immediately prior to the year in which the Termination Date occurs and (II) the target level Annual Award for the year in which the Termination Date occurs. In the event the Termination is described in clause (iv) or (v) above, Employers promptly shall pay to Parker a severance payment (in cash or other immediately available funds) in an amount equal to the sum of (A) Parker’s current Base Salary plus (B) the greater of (I) the average Annual Award paid or payable to Parker with respect to the three calendar years ending immediately prior to the year in which the Termination Date occurs and (II) the target level Annual Award for the year in which the Termination Date occurs. In the event the Termination is described in clause (vi) above, no severance payment will be payable. All severance payments shall be paid as provided in paragraph (g) below.
          (b) STOCK OPTIONS, STOCK APPRECIATION RIGHTS ETC. In the event the Termination is described in clause (i), (ii), (iii), (v) or (vi) above, all outstanding stock options, stock appreciation rights, restricted stock units and other awards, including, without limitation, any long term incentive awards, held by Parker pursuant to the provisions of the Incentive Equity Plans and any other plan in which Parker participates pursuant to Section 3.4 shall become immediately vested and exercisable as of the Termination Date (except, in connection with awards made after the Effective Date, as otherwise expressly accepted or agreed by Parker with respect to any specific award after consultation between Parker and Employers regarding any such terms, which consultation shall be acknowledged in writing on the signature page of the applicable award agreement). Where applicable, all such awards shall remain exercisable for a period of 36 months from the Termination Date, or such longer period as may apply under the terms of any specific grant, plan or any other agreement with Parker, but in no case shall the exercise period extend later than the earlier of the original expiration date of the award or ten years from the original date of grant. In the event the Termination is described in clause (iv) above, is due to Parker’s Misconduct, or the Termination is described in Section 4.1 other than a Termination described in clause (i) or (ii) above, Parker shall retain all vested stock options, stock appreciation rights, restricted stock units and other awards held by him as of the Termination Date pursuant to the provisions of the Incentive Equity Plans and any other plan to which an award is subject, in accordance with the terms of each specific grant, but without any accelerated vesting, extension of the period of exercisability or other modification.
          (c) LONG TERM INCENTIVE PLAN. In the event the Termination is described in clause (i), (ii) or (iii) above, in settlement of the Employers’ obligations under the LTIP, the Employers shall pay Parker a cash amount equal to two times the greater of (i) 125% of his Base Salary and (ii) the amount that would have been paid to Parker had the Total Stockholder Return (as defined in the LTIP) for the Performance Cycle (as defined in the LTIP) ending on the December 31 of the year in which the Termination occurs (or the next December 31, if no such Performance Cycle ends in such year) been measured as of the Termination Date. In the event the Termination is described in clause (iv), (v) or (vi), then such Termination shall be considered Termination of an LTIP participant’s employment with the Employers on account of retirement, total disability or death (regardless of Parker’s age at the time), and Parker’s rights under the LTIP will be governed by the terms of the plan accordingly. In the event the Termination is described in clause (i), (ii), (iii), (iv) or (v) above, the payment shall be paid as provided in paragraph (g) below. In the event the Termination is described in clause (vi), the payment shall be paid as provided in the LTIP.
          (d) MEDICAL INSURANCE. In the event the Termination is described in any clause of the first paragraph of this Section 4.4, during the 24-month period following the Termination Date, each Employer shall make available to Parker and Parker’s eligible dependents, at Parker’s cost (in an amount equal to the COBRA premium cost therefor), all benefits available to Parker and Parker’s eligible dependents under all medical plans and programs of such Employer (which shall be concurrent with any health care continuation benefits to which Parker or his eligible dependents are entitled to under COBRA). The Employers shall pay to Parker a lump sum cash amount equivalent to twenty-four (24) times the difference between (i) the then monthly cost of COBRA continuation coverage premiums for Parker and his eligible dependents and (ii) the then monthly contribution for such coverage required of regular active employees, plus an amount such that Parker shall have no after-tax cost for such payment or the gross-up thereof.
               Notwithstanding the foregoing, if for any reason continued participation by Parker (or his eligible dependents) in any such plan or program after the Termination Date is impermissible under applicable law, or in the event an Employer shall terminate any such plan or program prior to the end of such 24-month period of continued coverage and does not establish a substantially comparable plan or program which Parker (or his eligible dependents) are eligible to participate in, such Employer shall obtain for Parker (or his eligible dependents) substantially comparable coverage under individual policies.
          (e) LIFE INSURANCE. In the event the Termination is described in any clause of the first paragraph of this Section 4.4 (other than a Termination on account of Parker’s death), during the 24-month period following the Termination Date, each Employer, at its cost, shall continue to provide Parker all life insurance coverages (and in the same amounts) provided to him by an Employer immediately prior to the date on which the relevant Notice of Termination is given in accordance with this Article 4.
          (f) TRAVEL PRIVILEGES. In the event the Termination is described in any clause of the first paragraph of this Section 4.4, each Employer shall provide Parker (and his wife and dependents) on-line and interline, positive space travel privileges for their lifetimes in accordance with the terms of its non-revenue travel policy for senior executives as in effect on the Effective Date; provided, however, that the travel privileges to be provided to Parker (and his wife and dependents) by each Employer under this paragraph (e) shall be at least as favorable to Parker (and his wife and dependents) as the travel privileges generally provided to the senior executives of such Employer from time to time. These travel privileges shall commence on the first day of the seventh month following the Termination if Parker is a “specified employee” within the meaning of Section 409A of the Code on the date of his Termination, or upon Parker’s death, if earlier. In addition, each Employer shall reimburse Parker (or his legal representative, if applicable) for the full amount of any payments by Parker for travel on the Employer during the period from the Termination until the earlier of the first day of the seventh month following the Termination or the date of his death. Parker (or his legal representative, if applicable) shall submit a request for reimbursement on the first day of the eighth month following the Termination or, in the case of Parker’s death prior to the first day of the seventh month following his Termination, on the first day of the month following his date of death. Reimbursement shall be made 30 days after Parker submits the request for reimbursement.
          (g) TIMING OF PAYMENTS. The parties anticipate that Parker will be a “specified employee” as defined in Section 409A of the Code on his Termination Date. The determination of whether Parker is a specified employee shall be made in accordance with the Employers’ established methodology for determining specified employees. In the event that Parker is a specified employee at his Termination and the Termination is described in clause (i), (ii), (iii), (iv), or (v) above, any amount due under paragraphs (a), (c) or (d) of this Section 4.4 shall be paid in a lump sum payment on the first business day that is more than six months after the Termination, or if earlier, on the date that is thirty days after Parker’s death. In the event that Parker is not a specified employee at the Termination and the Termination is described in clause (i), (ii), (iii), (iv), or (v) above, any amount due under paragraphs (a), (c) or (d) above shall be paid in a lump sum payment fifty-three (53) days after the Termination. In addition to the foregoing, to the extent required by Section 409A(a)(2)(B) of the Code, the payment of any compensation to Parker under this Agreement shall be suspended for a period of six months commencing at such time that Parker, prior to the occurrence of a Disability termination as provided in Section 4.4 hereof, shall be deemed to have had a “separation from service” within the meaning of Section 409A of the Code because either (A) a sick leaves ceases to be a bona fide sick leave of absence or (B) the permitted time period for a sick leave of absence expires (an “SFS DISABILITY”) without regard to whether such SFS Disability actually results in a Disability termination. In the event the Termination is described in clause (vi) above, any amount due under paragraphs (c) or (d) above shall be paid in a lump sum payment fifty-three (53) days after the Termination.
               If payment of an amount is delayed for six months as a result of this Section 4.4(g), such delayed amount (the “CATCH-UP AMOUNT”) shall be increased with interest from the date on which such amount would otherwise have been paid to Parker but for this Section 4.4(g) to the day prior to the date the Catch-up Amount is paid. The rate of interest shall be the short term federal rate applicable under Section 7872(f)(2)(A) of the Code for the month in which occurs Parker’s Termination Date. Such interest shall be paid at the same time that the Catch-up Amount is paid. If Parker dies on or after the his Termination Date and prior to the payment of the Catch-up Amount, any amount delayed pursuant to this Section 4.4(g) shall be paid to Parker’s estate or beneficiary, as the case may be, together with interest, within 30 days following the date of Parker’s death. Notwithstanding the foregoing, neither the Employers nor any of their employees or representatives shall have any liability to Parker with respect to the application of this Section 4.4(g).
               With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
4.5	RESIGNATION AS A DIRECTOR
          If Parker’s employment under this Agreement is Terminated for any reason, Parker agrees, if requested by the Board, to resign as a director of all Constituent Companies of which he is a director, such resignation to be effective immediately or at such later time as the Board shall request.
4.6	CERTAIN TAX MATTERS
          Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by an Employer to or for the benefit of Parker (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4.6) (a “PAYMENT”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Parker with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “EXCISE TAX”), then Parker shall be entitled to receive an additional payment (a “GROSS-UP PAYMENT”) in an amount such that after payment by Parker of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Parker retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.
          (a) CALCULATION. Subject to the provisions of Section 4.6(b) below, all determinations required to be made under this Section 4.6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the independent auditors most recently engaged by Group to conduct an independent audit of Group’s financial statements or such other certified public accounting firm reasonably acceptable to Parker as may be designated by Group (the “ACCOUNTING FIRM”) which shall provide detailed supporting calculations both to Parker and Group within 15 business days of the receipt of notice from Parker that there has been a Payment, or such earlier time as is requested by Group. All fees and expenses of the Accounting Firm shall be borne solely by Group. Any Gross-Up Payment, as determined pursuant to this Section 4.6, shall be paid by Group to or for the benefit of Parker within 5 days of the later of (i) the due date for the payment of any Excise Tax and (ii) the receipt of the Accounting Firm’s determination, but no later than December 31 of the year following the year in which Parker pays the Excise Tax. Any determination by the Accounting Firm shall be binding upon Parker and Group unless substantial authority under the Code exists to the contrary or a ruling is obtained from the Internal Revenue Service supporting a contrary view. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which shall not have been made by Group should have been made (“UNDERPAYMENT”), consistent with the calculations required to be made hereunder. In the event that Group exhausts its remedies pursuant to Section 4.6(b) and Parker or Group thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Group to Parker or for Parker’s benefit within the above timeframe. The previous sentence shall apply mutatis mutandis to any overpayment of a Gross-Up Payment.
          (b) COOPERATION. Parker shall notify Group in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Group of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 business days after Parker is informed in writing of such claim, and shall apprise Group of the nature of such claim and the date on which such claim is required to be paid. Parker shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to Group (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Group notifies Parker in writing prior to the expiration of such period that it desires to contest such claim, Parker will:
               (i) give Group any information reasonably requested by Group relating to such claim,
               (ii) take such action in connection with contesting such claim as Group shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by Group,
               (iii) cooperate with Group in good faith in order effectively to contest such claim, and
               (iv) permit Group to participate in any proceeding relating to such claim.
Group shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Parker harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4.6(b), Group shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Parker to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Parker agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Group shall determine; provided, however, that if Group directs Parker to pay such claim and sue for a refund, Group shall advance the amount of such payment to Parker, on an interest-free basis, and shall indemnify and hold Parker harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for Parker’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Group’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Parker shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. Any payment to Parker required under this paragraph (b) shall be made no later than December 31 of the year following the year in which Parker pays any Excise Tax, income tax, penalty or interest; provided, however, that if Group requires Parker to contest the claim without first paying the Excise Tax, any Gross-Up Payment or reimbursement by Group of expenses incurred by Parker in connection with a litigation proceeding relating to the Excise Tax, as provided for in this paragraph (b), shall be paid no later than the last day of the calendar year following the calendar year in which Parker remitted the Excise Tax or, if no Excise Tax is paid, the end of the calendar year following the calendar year in which there is a final and nonappealable settlement or other resolution of the litigation.
          (c) ADJUSTMENTS. If, after the receipt by Parker of an amount advanced by Group pursuant to this Section 4.6, Parker becomes entitled to receive any refund with respect to such claim, Parker shall (subject to Group’s complying with the requirements of Section 4.6(b)) promptly pay to Group the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Parker of an amount advanced by Group pursuant to this Section 4.6, a determination is made that Parker shall not be entitled to any refund with respect to such claim and Group does not notify Parker in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     4.7 RELEASE PRIOR TO PAYMENT OF BENEFITS. In order to be eligible to receive benefits under this Agreement (other than amounts due under Sections 4.3 or 4.6 hereof), Parker must execute a general waiver and release in substantially the form attached hereto as Exhibit A or Exhibit B, as appropriate, within forty-five (45) days of such Termination and not revoke such release prior to the expiration of the revocation period provided for in such release. Subject to the foregoing, the Employer shall determine the form of the required release, which may be incorporated into a termination agreement or other agreement with Parker, and may modify the form of the required release to comply with applicable federal or state law.
ARTICLE 5
CONFIDENTIAL INFORMATION, NON-INTERFERENCE
5.1	CONFIDENTIAL INFORMATION
          (a) Parker recognizes that the services to be performed by him hereunder are special, unique and extraordinary and that, by reason of his employment with Employers and the positions described in paragraphs (a) and (b) of Section 2.2, he may acquire Confidential Information (defined below) concerning one or more of the Constituent Companies, the use or disclosure of which would cause the Constituent Companies substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Parker agrees that he will not (directly or indirectly) at any time, whether during or after his employment hereunder, disclose any such Confidential Information to any Person except (i) in the performance of his obligations to the Constituent Companies hereunder, (ii) as required by applicable law, (iii) in order to enforce his rights under this Agreement, (iv) in connection with any litigation (pending or threatened) that is the subject of Section 6 hereof or (v) with the prior written consent of the Board. As used herein, “CONFIDENTIAL INFORMATION” includes information with respect to the services, strategies, facilities and methods, research and development, trade secrets and other intellectual property, pricing and revenue management systems, patents and patent applications, procedures, manuals, confidential reports, financial information, business plans, prospects or opportunities of any Constituent Company; provided, however, that such term shall not include any information that (x) is or becomes generally known or available other than as a result of a disclosure by Parker or (y) is or becomes known or available to Parker on a nonconfidential basis from a source (other than Employers) which, to Parker’s knowledge, is not prohibited from disclosing such information to Parker by a legal, contractual, fiduciary or other obligation to any Constituent Company.
          (b) Parker confirms that all Confidential Information is the exclusive property of the relevant Constituent Company. All business records, papers and documents kept or made by Parker (whether electronically or otherwise) while employed by any Constituent Company relating to the business of any Constituent Company shall be and remain the property of such Constituent Company at all times. Upon the request of Group at any time, Parker shall promptly deliver to Group, and shall retain no copies of, any electronic media or written materials, records and documents made by Parker or coming into his possession while employed by any Constituent Company concerning the business or affairs of any Constituent Company other than personal materials, records and documents (including notes and correspondence) of Parker not containing information relating to such business or affairs. Notwithstanding the foregoing, Parker shall be permitted to retain copies of, or have access to, all such materials, records and documents as may be necessary in order to enforce his rights under this Agreement or in connection with any litigation (pending or threatened) that is the subject of Section 6 hereof.

5.2	NON-INTERFERENCE
          (a) During the period beginning on the Effective Date and continuing for six months following the Termination Date (the “RESTRICTED PERIOD”), Parker shall not, whether for his own account or for the account of any other Person (excluding Group), intentionally solicit, endeavor to entice or induce any employee of any Constituent Company to terminate his employment with such Constituent Company or accept employment with anyone else; provided, however, that this Section 5.2 shall not apply to Parker’s personal secretary.
          (b) If any provision of this Section 5.2 relating to the Restricted Period and/or the areas of restriction shall be declared by an arbitrator pursuant to Article 6 or a court of competent jurisdiction to exceed the maximum time period or areas such arbitrator or court deems reasonable and enforceable, the Restricted Period and/or areas of restriction deemed reasonable and enforceable by such arbitrator or court shall become and thereafter be the maximum time period and/or areas.
5.3	INJUNCTIVE RELIEF
          Parker acknowledges that a breach of any of the covenants contained in this Article 5 may result in material irreparable injury to the Constituent Companies for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach and the Constituent Companies (or any of them) shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Parker from engaging in activities prohibited by this Article 5 or such other relief as may required to specifically enforce any of the covenants contained in this Article 5. Parker agrees to and hereby does submit to in personam jurisdiction before each and every such court for that purpose.
ARTICLE 6
DISPUTE RESOLUTION
6.1	GENERAL
          Any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement (including any other agreement(s) contemplated hereunder), including any action or claim based on tort, contract, or statute (including any claims of breach or violation of statutory or common law protections from discrimination, harassment and hostile working environment), or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (a “DISPUTE”), shall to the fullest extent permitted by law be resolved by final and binding arbitration before a panel of three arbitrators (“ARBITRATORS”) selected from and administered by JAMS (the “ADMINISTRATOR”) in accordance with its then existing Comprehensive Arbitration Rules & Procedures, except with respect to the selection of such Arbitrators which shall be made in accordance with Section 6.3 below. The arbitration hearing shall be held in Maricopa County, Arizona.

6.2	PRELIMINARY REQUIREMENTS
          Before commencing the above-referenced JAMS arbitration, the parties shall first make a good faith attempt to resolve a Dispute through their management. In the event such good faith negotiation fails to settle a Dispute within 30 days from notice of such Dispute, the parties shall endeavor to resolve the Dispute by mediation through JAMS. If the Dispute has not been resolved pursuant to the JAMS mediation within 30 days of the request for mediation, the Dispute shall be submitted to the JAMS arbitration process described herein.
6.3	CHOICE OF ARBITRATORS
          The choice of Arbitrators shall be made as follows. Parker shall choose one independent Arbitrator and Group shall choose one independent Arbitrator. The two Arbitrators so chosen will choose the third Arbitrator, who must be independent with excellent academic and professional credentials, with experience in the subject matter of the Dispute and who has had both training and at least five years experience as an arbitrator.
6.4	ARBITRATION; RULES
          (a) Any issue as to whether or the extent to which the Dispute is subject to the arbitration, including, but not limited to, issues relating to the validity or enforceability of this Article 6, the applicability of any statute of limitations or other defense relating to the timeliness of the assertion of any claim or any other matter relating to the arbitrability of such claim, shall be decided by the Arbitrators.
          (b) The Arbitrators shall be authorized to award compensatory damages, but shall not be authorized (i) to award non-economic damages, such as for emotional distress, pain and suffering, or loss of consortium, (ii) to award punitive damages, or (iii) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in parts (i) and (ii) of this sentence will not apply if such damages are statutorily imposed. The Arbitrators also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief he or she deems just and equitable and within the scope of this Agreement, including, without limitation, an injunction or order for specific performance.
          (c) Each party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration; however, the Arbitrators shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.). Group shall pay the costs of the arbitration, including the cost of the Arbitrators themselves.
          (d) The Arbitrators shall render their decision in writing and, unless both parties agree otherwise, shall include an explanation of the reasons for the award, which explanation shall be limited to the extent necessary to support the award and need not attempt to cover all issues raised by the parties.

          (e) The arbitration shall be governed by the substantive laws of the State of Arizona applicable to contracts made and to be performed therein, without regard to conflicts of law rules. The Arbitrators shall have no power or authority to order or grant any remedy or relief that a court could not order or grant under applicable law.
6.5	ENFORCEMENT
          Judgment upon the award rendered by the Arbitrators may be entered in any court having jurisdiction thereof. These arbitration provisions may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to all costs and expenses, including reasonable attorneys’ fees, to be paid by the party against whom enforcement is ordered.
6.6	CERTAIN COURT ACTIONS PERMITTED
          Notwithstanding the foregoing, this Article 6 will not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate (including as contemplated by Section 5.4), provided that any other relief will be pursued through an arbitration proceeding pursuant to this Article 6. For purposes of this Section 6.6, each party hereto irrevocably and unconditionally:
          (a) agrees that any suit, action or other legal proceeding arising out of this Agreement (other than as contemplated by Section 5.4) shall only be brought in the United States District Court for the District of the State of Arizona or, if such court does not have jurisdiction or will not accept jurisdiction, then only in the Superior Court of the State of Arizona,
          (b) consents to the jurisdiction of any such court in any such suit, action or proceeding, and
          (c) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.
6.7	WAIVER OF CERTAIN RIGHTS AND PROTECTIONS
          BY AGREEING TO THIS BINDING ARTICLE 6, THE PARTIES UNDERSTAND THAT THEY ARE WAIVING CERTAIN RIGHTS AND PROTECTIONS WHICH MAY OTHERWISE BE AVAILABLE IF A DISPUTE WERE DETERMINED BY LITIGATION IN COURT, INCLUDING, WITHOUT LIMITATION, THE RIGHT SEEK OR OBTAIN CERTAIN TYPES OF DAMAGES PRECLUDED BY THIS ARTICLE 6, THE RIGHT TO A JURY TRIAL, CERTAIN RIGHTS OF DISCOVERY AND APPEAL, AND A RIGHT TO INVOKE FORMAL RULES OF PROCEDURE AND EVIDENCE.

ARTICLE 7
MISCELLANEOUS
7.1	NO MITIGATION OR SET OFF
          The provisions of this Agreement are not intended to, nor shall they be construed to, require that Parker mitigate the amount of any payment provided for in this Agreement by seeking or accepting other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Parker as the result of employment by another employer or otherwise. Without limitation of the foregoing, Employers’ obligations to make the payments to Parker required under this Agreement and otherwise to perform their obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that either an may have against Parker.
7.2	ASSIGNABILITY
          The obligations of Parker hereunder are personal and may not be assigned or delegated by Parker or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. Each Employer shall have the right to assign this Agreement and to delegate all its rights, duties and obligations hereunder as provided in Section 7.5.
7.3	NOTICES
          All notices and all other communications provided for in the Agreement shall be in writing and shall be sent, delivered or mailed, addressed as follows: (i) if to Employers (or any of them), at Group principal office address or such other address as Group may have designated by written notice to Parker for purposes hereof, directed to the attention of the Board with a copy to the Secretary of Group and (ii) if to Parker, at his residence address on the records of Group or to such other address as he may have designated to Group in writing for purposes hereof. Each such notice or other communication shall be deemed to have been duly given when delivered in person, by facsimile or by United States registered mail, return receipt requested, postage prepaid, except that any notice of change of address shall be effective only upon receipt.
7.4	SEVERABILITY
          The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
7.5	SUCCESSORS; BINDING AGREEMENT
          (a) Each Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of such Employer, by agreement in form and substance reasonably acceptable to Parker, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that such Employer would be required to perform it if no such succession had taken place.

Failure of such Employer to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement. As used herein, (i) the term “Group” shall include any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 7.5 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law and (ii) the term “Airways” shall include any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 7.5 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.
          (b) This Agreement and all rights of Parker hereunder shall inure to the benefit of and be enforceable by Parker’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Parker should die while any amounts would be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Parker’s devisee, legatee, or other designee or, if there be no such designee, to Parker’s estate.
          (c) This Agreement and all rights of the Constituent Companies hereunder shall inure to the benefit of and be enforceable by the Constituent Companies and their respective successors and assigns.
7.6	TAX WITHHOLDINGS
          Each Employer shall withhold from all payments hereunder all applicable taxes (federal, state or other) that it is required to withhold therefrom unless Parker has otherwise paid to such Employer the amount of such taxes.
7.7	AMENDMENTS AND WAIVERS
          No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Parker and the Employer or Employers that shall be bound by such modification, waiver or discharge. No waiver by any party hereto at any time of any breach by any other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
7.8	NO DUPLICATE SEVERANCE; ENTIRE AGREEMENT
          (a) Notwithstanding any term to the contrary in this Agreement, in the event Parker shall become entitled to receive a severance payment pursuant to Section 4.4(a) above under circumstances which also entitle him to receive another severance payment under any severance policy or plan of an Employer, then the other severance payment due to Parker pursuant to such policy or plan automatically shall be reduced by the amount of the severance payment paid or payable under Section 4.4(a) (but shall not be reduced by the amount of any Gross-Up Payment paid or payable under Section 4.6).
          (b) The parties acknowledge, confirm and agree that, except as expressly provided herein, this Agreement represents the entire agreement of the parties, and no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not set forth expressly in this Agreement.
7.9	GOVERNING LAW
          The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the state of New York without regard to its conflict of laws provision.
7.10	COUNTERPARTS
          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
7.11	INDEMNIFICATION; LIABILITY INSURANCE
          Parker shall be indemnified by the Employers to the full extent permitted by law and in accordance with the Employers’ policies applicable to other senior executives and directors. In the event Group maintains directors and officers liability insurance, Parker will be insured under such policies during the Employment Period at a level commensurate with those applicable to other senior executives and directors of Group. Without Parker’s prior written consent, no Employer shall amend, modify or repeal any provision of its certificate of incorporation or bylaws if such amendment, modification or repeal would materially adversely affect Parker’s rights to indemnification by such Employer.
7.12	REMEDIES CUMULATIVE
          No right, power or remedy granted under this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other rights, powers or remedies referred to in this Agreement or otherwise available at law or in equity.
7.13	JOINT AND SEVERAL LIABILITY
          The obligations of Employers hereunder shall be joint and several.

          IN WITNESS WHEREOF, the parties have executed this Agreement on November 28, 2007 but effective for all purposes (except as herein otherwise expressly provided) as of the date first above written.

US AIRWAYS GROUP, INC.
By:
W. DOUGLAS PARKER		Name:	Herbert M. Baum
		Title:	Director and Chairman of the Compensation and Human Resources Committee

US AIRWAYS, INC.
By:
		Name:	Herbert M. Baum
		Title:	Director and Chairman of the Compensation and Human Resources Committee

Exhibit A: Release (Individual Termination — Age 40 or Older)
Exhibit B: Release (Group Termination —Age 40 or Older)

Exhibit A
RELEASE
(Individual Termination — Age 40 or Older)
     In consideration of the benefits I will receive under this Agreement dated __________, 20___, to which I would not otherwise be entitled, I hereby agree as follow:
     Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Employer, its parents, subsidiaries and affiliates, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Employer), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Employer or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other equity or ownership interests in the Employer, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of equity or compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the Arizona Civil Rights Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.
     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA and that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release.

[Executive]

Date:

Exhibit B
RELEASE
(Group Termination — Age 40 or Older)
     In consideration of the benefits I will receive under this Agreement dated _________, 20___, to which I would not otherwise be entitled, I hereby agree as follow:
     Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Employer, its parents, subsidiaries and affiliates, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Employers), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Employer or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other equity or ownership interests in the Employer, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of equity or compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the Arizona Civil Rights Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.
     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA and that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have forty-five (45) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day (8th) after I execute this Release; and (F) I have received with this Release an attachment that contains certain demographic information required by ADEA.

[Executive]

Date:

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